Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Media
Relations
(800) 775-7290

BRINKER INTERNATIONAL NAMES VALERIE DAVISSON
CHIEF PEOPLEWORKS OFFICER

DALLAS (June 22, 2007) – Brinker International, Inc. (NYSE: EAT), recently announced the promotion of Valerie Davisson to Chief PeopleWorks Officer.

This new role recognizes Davisson’s proven leadership in driving the company’s strategies for employee relations, staffing and retention, executive and organizational development, succession planning, diversity, training and development, compensation and benefits.

“Over the last three years, Valerie has transformed the department formally known as Human Resources into the Brinker PeopleWorks team. Through successful collaboration with our restaurant brands and support departments, she has led the way for improvements in all areas that affect our most important asset – our people,” said Doug Brooks, Chairman and Chief Executive Officer of Brinker International.

In 2004, Davisson joined Brinker as Senior Vice President of Human Resources. She was promoted to Executive Vice President of PeopleWorks in 2005. Before joining Brinker, Davisson held a number of human resources leadership positions with YUM! Brands.

Davisson received her bachelor’s degree in public administration from Southern Illinois University and earned a master’s in human resource management from Washington University, St. Louis.

Brinker International, Inc. is one of the world’s leading casual dining restaurant companies, serving more than 1 million guests daily. Founded in 1975 and based in Dallas, Texas, Brinker owns or franchises more than 1,750 restaurants in 24 countries and employs more than 120,000. Brinker restaurant brands include Chili’s Grill & Bar, Romano’s Macaroni Grill, On The Border Mexican Grill & Cantina and Maggiano’s Little Italy. The company was named one of FORTUNE Magazine’s Most Admired Companies in 2006 and was honored by the magazine as one of the Top 50 Employers for Minorities and the Top 50 Employers for Women. For more information visit http://www.brinker.com.

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